EXHIBIT 5.1
August 31, 2007
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Ladies and Gentlemen:
          We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration of 2,071,644 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), which are issuable upon exercise of: (i) outstanding warrants and unit purchase options (the “Finders’ Units”); and (ii) warrants issuable upon exercise of outstanding Finders’ Units, that the Company had issued in various private placements (the “Private Placements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus constituting a part thereof, other than as expressly stated herein with respect to the valid issuance of the Shares covered by the Registration Statement.
          This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Commission.
          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; and (iii) such other documents, certificates or other records as we have deemed necessary or appropriate for the basis of our opinion hereinafter expressed.
          Based upon the foregoing, and subject to the limitations and qualifications of this opinion, we are of the opinion that: (i) the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; and (ii) the Shares included in the Registration Statement have been duly authorized and, when issued pursuant to the terms of the warrants and the Finders’ Units, and against payment of the exercise price thereof, will be validly issued, fully-paid and non-assessable.
          We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.
          We are opining herein as to the effect on the subject transaction only of the present federal laws of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Very truly yours,
/s/ Pryor Cashman LLP

Pryor Cashman LLP